Exhibit 99.8

CONSENT OF DENNIS PAUL BARSKY

Focus Media Network Limited (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as an Independent Director Nominee.

Dated:	October 28, 2026

By:	/s/ Dennis Paul Barsky
Dennis Paul Barsky